    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                          FILED BY THE REGISTRANT [ ]
                 FILED BY A PARTY OTHER THAN THE REGISTRANT [X]

                           Check the appropriate box:
                        [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
                                  14a6(e)(2))
                         [ ] Definitive Proxy Statement
                      [ ] Definitive Additional Materials
    [X] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       SANTE FE PACIFIC GOLD CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            HOMESTAKE MINING COMPANY
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and show how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filings:

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                [Homestake Logo]
                                                        HOMESTAKE MINING COMPANY
                                                           650 California Street
                                                         San Francisco, CA 94108
                                                             Phone: 415/981-8150
                                                               Fax: 415/397-5038

January 14, 1997

Dear Santa Fe Shareholder:

On December 8, 1996, Santa Fe Pacific Gold Corporation entered into a definitive agreement to combine with Homestake Mining Company, a leading gold mining company for 120 years. Under this definitive agreement, unanimously approved by both Boards, your Santa Fe shares will be converted into the right to receive
1.115 Homestake shares per Santa Fe share.

Santa Fe and Homestake shareholders would each own 50% of the new Homestake -- a revitalized company with substantial potential for long-term share price appreciation.

On January 7, 1997, Newmont Mining Company announced its intention to make a hostile exchange offer for your shares, offering 0.4 Newmont shares per Santa Fe share. In so doing, Newmont made many statements we believe are inaccurate and misleading about the Homestake-Santa Fe combination and the purported benefits of Newmont's highly conditional offer.

The purpose of this letter is to set the record straight -- AND EXPLAIN WHY WE BELIEVE A HOMESTAKE-SANTA FE COMBINATION WILL DELIVER FAR MORE LONG-TERM VALUE TO YOU.

SMALL DIFFERENCE IN SHORT-TERM VALUE

Newmont is trumpeting the higher current value of its offer. However, both are stock offers with fixed exchange ratios. The value of these offers can change greatly in short periods of time. INDEED, THE VALUE DIFFERENTIAL BETWEEN THE TWO OFFERS HAS ALREADY ERODED SHARPLY TO ONLY $0.71 PER SHARE TODAY -- AND COULD EASILY DISAPPEAR OVERNIGHT FROM SMALL CHANGES IN THE PRICES OF HOMESTAKE AND NEWMONT SHARES.

It will be several months before either transaction is completed. During this time, the prices of both stocks are likely to fluctuate based on changes in gold prices, the market's assessment of the probability of either transaction being consummated, general market conditions and other factors.

We believe you should evaluate the two offers based on which you think will deliver more long-term value. ON THAT BASIS, WE HAVE NO DOUBT THAT HOMESTAKE OFFERS FAR GREATER APPRECIATION POTENTIAL AS THE MARKET RECOGNIZES OUR IMPROVED FUNDAMENTALS.

HOMESTAKE OFFERS GREATER LONG-TERM VALUE

------------------------------------------------------------------------------------------------
                                                                HOMESTAKE           NEWMONT
------------------------------------------------------------------------------------------------
  Ownership Stake in Combined Company.......................  50%               35%
------------------------------------------------------------------------------------------------
  Current Market Value Per Ounce of Reserves................  $95 per ounce     $157 per ounce
------------------------------------------------------------------------------------------------
  Effect on Earnings Per Share of combination in 1997 and
     1998 (excluding transaction costs, based on $400
     gold)..................................................  Accretive         Dilutive
------------------------------------------------------------------------------------------------
  Effect on Cash Flow Per Share of combination in 1997 and
     1998 (excluding transaction costs, based on $400
     gold)..................................................  Accretive         Dilutive
------------------------------------------------------------------------------------------------

There is clearly vast potential in Santa Fe's mines and exploration properties, especially in Nevada. With Homestake, Santa Fe shareholders will own 50% of the combined company, compared to only 35% under the Newmont proposal. A combination with Homestake will allow you to share equally with Homestake shareholders in the upside. In contrast, under the Newmont proposal, Newmont shareholders will enjoy approximately two-thirds of the upside.

In addition, Homestake will be paying you with stock now valued at only $95 per ounce of reserves. In contrast, Newmont proposes to pay you with stock now valued at $157 per ounce of reserves, approximately equal to the S&P Gold Index average. If Homestake can close only half of this valuation gap, the value of the Homestake shares you receive will far exceed the value of the Newmont shares you would receive under its offer. We have never expected a "rerating" to be justified by size alone -- but rather by our new fundamentals and improved performance.

Despite what Newmont says, acquiring Santa Fe will be accretive to Homestake's expected cash flow and earnings per share starting in 1997 (before one-time transaction costs). By Newmont's own admission, their proposed combination with Santa Fe would be dilutive to both their cash flow and earnings per share in 1997 and 1998.

HOMESTAKE CAN MAKE MORE OF SANTA FE'S ASSETS
----------------------------------------------------------------------

Homestake and Newmont agree that the long-term value in Santa Fe's principal mines is locked up in complex refractory ores and that expertise in treating these ores is essential to realizing that value. We also agree that underground mining is rapidly increasing in importance and that exploration skills will be critical to developing Santa Fe's Nevada assets. Homestake has a substantial edge in all three of these key areas.

TREATMENT OF COMPLEX ORES
------------------------------

----------------------------------------------------------------------------------------------
                                                               HOMESTAKE           NEWMONT
----------------------------------------------------------------------------------------------
  Autoclave Experience.....................................     12 years              None
----------------------------------------------------------------------------------------------
  Roasting Experience......................................     21 years            1 year
----------------------------------------------------------------------------------------------

WE BELIEVE HOMESTAKE HAS A SIGNIFICANT ADVANTAGE OVER NEWMONT IN THE TREATMENT OF COMPLEX ORES, INCLUDING AUTOCLAVING AND ROASTING. Santa Fe has installed autoclaves at the Twin Creeks and Lone Tree mines using technology pioneered by Homestake at our McLaughlin mine. Processing the complex refractory ores at these mines will be technologically challenging and require superior autoclaving know-how. Homestake's 12 years of autoclaving experience is unmatched in the mining industry. In contrast, Newmont has no autoclaving experience at all.

Homestake has 21 years of experience in roasting, another key technology needed to treat refractory ores. Newmont is a newcomer to roasting. Indeed, its new roaster at Carlin uses the technology we pioneered at our Kalgoorlie operations in 1989.

Furthermore, biotechnology is readily available. None of the industry's six commercial bioleaching plants use Newmont's technology. In fact, Newmont calls its facility a "demonstration plant" -- with no commercial production to date. Homestake also has more experience in smelting and other approaches to treating complex ores.

UNDERGROUND MINING
-----------------------

-----------------------------------------------------------------------------------------------
                                                       HOMESTAKE                 NEWMONT
-----------------------------------------------------------------------------------------------
  Underground Mining Experience................        120 years                 2 years
-----------------------------------------------------------------------------------------------
  Number of Underground Mines..................            6                        1
-----------------------------------------------------------------------------------------------
  Ore Mined Underground in 1995................    7.5 million tons         0.5 million tons
-----------------------------------------------------------------------------------------------

UNDERGROUND MINING IS THE WAY OF THE FUTURE IN NEVADA BECAUSE THE EASY, SURFACE MINING OPPORTUNITIES ARE RAPIDLY DIMINISHING. OUR ADVANTAGE OVER NEWMONT IN THIS AREA IS UNQUESTIONED. Homestake has 120 years of continuous underground mining experience, using virtually every technique available in mines up to 8,000 feet deep. Newmont has had only two years of recent underground mining experience.

EXPLORATION
------------

----------------------------------------------------------------------------------------------
                                                 HOMESTAKE                    NEWMONT
----------------------------------------------------------------------------------------------
  Exploration Program...................  Accelerating               Stalled
----------------------------------------------------------------------------------------------
  Nevada Discoveries....................  Ruby Hill (1994)           None except at Carlin
----------------------------------------------------------------------------------------------

HOMESTAKE IS ON AN ACCELERATING PATH OF EXPLORATION SUCCESS WHILE NEWMONT'S EXPLORATION EFFORTS HAVE STALLED. Homestake has put in place a world-wide exploration team with proven experience in discovering gold in diverse geological settings. Our recent discoveries include the soon-to-open Ruby Hill mine in Nevada (1994) and the growing resource at Agua de la Falda in Chile
(1996), where production will begin in April 1997.

In stark contrast, Newmont's exploration efforts have stalled, especially in Nevada, where the most significant discoveries in recent years have come from Newmont's competitors. In Nevada, Newmont has added only 200,000 ounces of reserves (net of production) since 1989, a nominal 1% increase. It is a fact that in Nevada, Newmont has not had a single significant discovery outside the Carlin Trend despite 30 years of trying.

HOMESTAKE-SANTA FE WILL BE FINANCIALLY STRONGER

-----------------------------------------------------------------------------------------------
                                                               HOMESTAKE/          NEWMONT/
                        AS OF 9/30/96                           SANTA FE           SANTA FE
-----------------------------------------------------------------------------------------------
                                                               $580
  Total Debt................................................   million         $1.04 billion
-----------------------------------------------------------------------------------------------
                                                               $312
  Net Debt*.................................................   million         $804 million
-----------------------------------------------------------------------------------------------
  Debt to Capitalization Ratio..............................   29%             38%
-----------------------------------------------------------------------------------------------
  Net Debt to Capitalization Ratio*.........................   18%             32%
-----------------------------------------------------------------------------------------------

* net of cash & short-term investments

HOMESTAKE HAS SIGNIFICANTLY LESS DEBT THAN NEWMONT AND A STRONGER BALANCE SHEET. A combined Homestake-Santa Fe will have less than half the net debt of Newmont-Santa Fe. Newmont-Santa Fe would have a total post-merger debt load of more than $1 billion. It would be a more leveraged company facing immediate requirements to raise large amounts of additional funding for capital projects, particularly its copper mine in Indonesia. Debt service will divert cash that could be better used for exploration and other production activities. In contrast, Homestake-Santa Fe will have one of the strongest balance sheets in the industry that will immediately enable us to continue an aggressive growth strategy.

HOMESTAKE HAS IMPROVED ITS COST STRUCTURE

----------------------------------------------------------------------------------------------
                                                                HOMESTAKE         NEWMONT
----------------------------------------------------------------------------------------------
  Reduction In Overhead Costs Per Ounce (1990-95).........      $11(35%)          $2(6%)
----------------------------------------------------------------------------------------------
  Reduction In Cash Operating and Overhead Costs Per Ounce
  (1990-95)...............................................       $25(8%)          $9(4%)
----------------------------------------------------------------------------------------------

HOMESTAKE HAS REDUCED CASH OPERATING AND OVERHEAD COSTS MORE THAN NEWMONT SINCE 1990. Newmont has touted $50 million in cost savings from a hostile takeover of Santa Fe, but 80% of this amount would come from eliminating Santa Fe's management and virtually all of its exploration budget. Newmont projects only a 2% savings in operating expenses. Newmont's operating expenses in Nevada have increased in recent years as it processes more refractory ore and increases underground mining. Moreover, its current operating expenses reflect processing approximately 35% refractory ore. With refractory ore now comprising 65% of Newmont's reserves, will its operating expenses continue to increase?

Homestake will eliminate duplicative costs, but without sacrificing the Santa Fe exploration program. Homestake also has a more efficient overhead structure than Newmont. In 1995, our overhead costs were roughly 20% lower than Newmont's per ounce of gold produced. Homestake's overhead costs have decreased annually since 1992, while Newmont's have increased. The new Homestake-Santa Fe expects to reduce overhead costs a further 20% per ounce.

CONCLUSION

We believe Homestake will earn a rerating that will greatly increase the long-term value of the Homestake shares you would receive in our proposed combination. In our opinion, Homestake's refractory ore processing expertise, underground mining experience, and accelerating exploration program -- combined with a strong balance sheet and low political risk profile -- will enable us to earn this rerating. Our prospects will be further enhanced by adding Santa Fe talent to the new management team that is transforming Homestake into an aggressive growth company.

We are building a new Homestake dedicated to delivering superior shareholder value. We urge you to support the combination with Homestake unanimously endorsed by the Santa Fe Board. We will write again soon to tell you how to help make this compelling combination a reality.

                                          Sincerely,
                                          /s/ JACK E. THOMPSON
                                          Jack E. Thompson
                                          President and Chief Executive Officer

ADDITIONAL INFORMATION

The Homestake-Santa Fe Agreement was unanimously approved by both Boards of Directors as being in the best interests of the Homestake and Santa Fe stockholders, respectively. The obligations of Homestake and Santa Fe to consummate the merger are subject to various conditions, including Homestake and Santa Fe shareholder approvals, Hart-Scott-Rodino clearance, the receipt of independent accountants' letters that the merger qualifies as a pooling of interests and the receipt of opinions of counsel that the merger will constitute a tax-free reorganization. Subject to certain limitations, Santa Fe is permitted to terminate the Agreement to enter into an agreement to combine with another party upon payment to Homestake of a $65 million termination fee.

A Preliminary Joint Proxy Statement/Prospectus of Homestake and Santa Fe is contained in the Registration Statement on Form S-4 which Homestake filed with the Securities and Exchange Commission on January 6, 1997 (Registration No. 333-19303). The Preliminary Joint Proxy Statement/Prospectus contains information relating to the combination of Homestake and Santa Fe, including a more detailed description of the Agreement. Copies of the complete Preliminary Joint Proxy Statement/Prospectus are available, without charge, to Homestake and Santa Fe shareholders on written or oral request to Wayne Kirk, Vice President, General Counsel and Corporate Secretary, Homestake Mining Company, 650 California Street, San Francisco, CA 94108-2788 (Tel: 415/981-8150).

The preliminary prospectus with respect to Newmont's proposed exchange offer states that the offer is subject to a number of conditions, including the tender by Santa Fe shareholders of at least 90% of the outstanding Santa Fe shares, Hart-Scott-Rodino clearance and receipt of an independent accountant's letter that the offer qualifies as a pooling of interests. The preliminary prospectus is contained in a Registration Statement on Form S-4 which Newmont filed with the Securities and Exchange Commission on January 7, 1997 (Registration No. 333-19335). Copies of Newmont's preliminary prospectus are available from the Securities and Exchange Commission.

Attached hereto as Annex A is information concerning the directors and executive officers of Homestake and other representatives of Homestake who may communicate with Homestake and Santa Fe shareholders regarding these matters and a description of their interests therein.

This letter is being furnished by Homestake to Homestake and Santa Fe shareholders pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended, in response to the proposed Newmont exchange offer and Newmont's proposed solicitation of proxies. This letter is not being furnished by Santa Fe or its Board of Directors.

Statements contained in this letter which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the companies' filings with the Securities and Exchange Commission.

                                                                         ANNEX A

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
             OF HOMESTAKE MINING COMPANY AND OTHER REPRESENTATIVES
              OF HOMESTAKE MINING COMPANY WHO MAY COMMUNICATE WITH
          HOMESTAKE AND SANTA FE PACIFIC GOLD CORPORATION SHAREHOLDERS

     The following is information concerning the directors and executive officers of Homestake Mining Company and other representatives of Homestake ("Homestake") who may communicate with Homestake and Santa Fe Pacific Gold Corporation ("Santa Fe") shareholders with respect to (i) Homestake's planned combination with Santa Fe pursuant to which Santa Fe will become a wholly-owned subsidiary of Homestake and each outstanding share of Santa Fe Common Stock, $0.01 par value, will be converted into the right to receive 1.115 shares of Homestake Common Stock, $1.00 par value (the "Combination") and (ii) the proposed offer by Newmont Mining Corporation ("Newmont") disclosed in the preliminary prospectus contained in the Registration Statement on Form S-4 of Newmont that was filed with the Securities and Exchange Commission on January 7, 1997 (Registration No. 333-19335), to exchange each outstanding share of Santa Fe Common Stock for 0.40 of a share of Newmont Common Stock, $1.60 par value. Newmont's proposed offer has not been commenced. Newmont's Registration Statement states that its principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Santa Fe's principal executive offices are located at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico 87110.

                      DIRECTORS AND OFFICERS OF HOMESTAKE

                                     PRESENT POSITION WITH HOMESTAKE OR OTHER PRINCIPAL
   NAME AND BUSINESS ADDRESS                      OCCUPATION OR EMPLOYMENT
-------------------------------  -----------------------------------------------------------
M. Norman Anderson.............  Director, Homestake Mining Company; Former Chairman
  N Anderson & Associates          International Corona Corporation; Mining Industry
  502-455 Granville Street         Consultant.
  Vancouver, V6C1V2
Jan P. Berger..................  Treasurer, Homestake Mining Company.
  Homestake Mining Company
  650 California Street
  San Francisco, CA 94108-2788
Michael L. Carroll.............  Director of Taxes and Assistant Secretary, Homestake Mining
  Homestake Mining Company         Company.
  650 California Street
  San Francisco, CA 94108-2788
Robert H. Clark, Jr............  Director, Homestake Mining Company; President and Chief
  529 Fifth Avenue                 Executive Officer, Case, Pomeroy & Company, Inc.
  Suite 1600
  New York, NY 10017
Harry M. Conger................  Director and Chairman of the Board, Homestake Mining
  Homestake Mining Company       Company.
  650 California Street
  San Francisco, CA 94108-2788
G. Robert Durham...............  Director, Homestake Mining Company.
  943 Seddon Cove Way
  Tampa, FL 33602
Gene G. Elam...................  Vice President, Finance and Chief Financial Officer,
  Homestake Mining Company       Homestake Mining Company.
  650 California Street
  San Francisco, CA 94108-2788

                                     PRESENT POSITION WITH HOMESTAKE OR OTHER PRINCIPAL
   NAME AND BUSINESS ADDRESS                      OCCUPATION OR EMPLOYMENT
-------------------------------  -----------------------------------------------------------
Douglas W. Fuerstenau..........  Director, Homestake Mining Company; Professor in the
  University of California,      Graduate School, Department of Materials Science and
  Berkeley                         Mineral Engineering, University of California, Berkeley.
  477 Evans Hall
  No. 1760
  Berkeley, CA 94720
Dennis B. Goldstein............  Corporate Counsel and Assistant Secretary, Homestake Mining
  Homestake Mining Company         Company.
  650 California Street
  San Francisco, CA 94108-2788
Lee A. Graber..................  Vice President, Corporate Development, Homestake Mining
  Homestake Mining Company         Company.
  650 California Street
  San Francisco, CA 94108-2788
Henry G. Grundstedt............  Director, Homestake Mining Company; Former Senior Vice
  P.O. Box 105                     President, Capital Guardian Trust.
  Umpqua, OR 97486-0105
Fred Hewett....................  Assistant Controller, Homestake Mining Company.
  Homestake Mining Company
  650 California Street
  San Francisco, CA 94108-2788
William A. Humphrey............  Director, Vice Chairman of the Board, Former President and
  Homestake Mining Company       Chief Operating Officer, Homestake Mining Company.
  650 California Street
  San Francisco, CA 94108-2788
Robert K. Jaerdicke............  Director, Homestake Mining Company; Professor (Emeritus) of
  Graduate School of Business      Accounting Graduate School of Business, Stanford
  Stanford University              University.
  Stanford, CA 94305-5015
Wayne Kirk.....................  Vice President, General Counsel and Corporate Secretary,
  Homestake Mining Company         Homestake Mining Company.
  650 California Street
  San Francisco, CA 94108-2788
Gillyeard J. Leathley..........  Vice President, Operations, Homestake Mining Company.
  Homestake Mining Company
  650 California Street
  San Francisco, CA 94108-2788
William F. Lindqvist...........  Vice President, Exploration, Homestake Mining Company.
  Homestake Mining Company
  650 California Street
  San Francisco, CA 94108-2788
John Neerhout, Jr. ............  Director, Homestake Mining Company.
  15 Peninsula Road
  Belvedere, CA 94920
Ronald D. Parker...............  Vice President, Canada, Homestake Mining Company.
  1000-700 W. Pender Street
  Vancouver, BC V6C 168
  CANADA

                                     PRESENT POSITION WITH HOMESTAKE OR OTHER PRINCIPAL
   NAME AND BUSINESS ADDRESS                      OCCUPATION OR EMPLOYMENT
-------------------------------  -----------------------------------------------------------
David W. Peat..................  Vice President and Controller, Homestake Mining Company.
  Homestake Mining Company
  650 California Street
  San Francisco, CA 94108-2788
Stuart T. Peeler...............  Director, Homestake Mining Company; Petroleum Industry
  Casa Codorniz                    Consultant.
  POB 35852
  Tucson, AZ 85740
Carol A. Rae...................  Director, Homestake Mining Company; Former President and
  HC 89 -- Box 188A              Chief Executive Officer, Magnum Diamond Corporation.
  Hermosa, SD 57744
Berne A. Schepman..............  Director, Homestake Mining Company; President, The Adair
  The Adair Company                Company.
  1670 South Amphlett Blvd.
  Suite 214
  San Mateo, CA 94402
Richard A. Tastula.............  Vice President, Australia, Homestake Mining Company.
  9th Floor
  2 Mill Street
  Perth, WA 6000
Jack E. Thompson...............  Director, President and Chief Executive Officer, Homestake
  Homestake Mining Company       Mining Company.
  650 California Street
  San Francisco, CA
  94108-2788...................
Thomas H. Wong.................  Assistant Treasurer and Assistant Secretary, Homestake
  Homestake Mining Company       Mining Company.
  650 California Street
  San Francisco, CA
  94108-2788...................

     On November 17, 1996, Homestake and Santa Fe entered into a confidentiality agreement pursuant to which, among other things, each party agreed to protect the confidential and proprietary information and data provided to each other in connection with the evaluation of one or more business transactions. On December 8, 1996, Homestake, Santa Fe and HMGLD Corp, a wholly-owned subsidiary of Homestake, entered into an Agreement and Plan of Merger pursuant to which the Combination will be consummated. On January 9, 1997, Homestake purchased 100 shares of Santa Fe common stock. In addition, the following individuals named above own the following shares of Santa Fe common stock, all of which has been owned by such individuals for more than 60 days: Mr. Peeler -- 10,300 shares; Mr. Elam -- 2,000 shares; and Mr. Graber -- 1,000 shares.

     At the effective time (the "Effective Time") of the Combination, five members of the Homestake Board will continue as directors of Homestake. The other eight members of the Homestake Board will voluntarily resign as directors of Homestake. The Agreement provides that at the Effective Time, Mr. Thompson will become Homestake's Chairman of the Board and Chief Executive Officer.

     A total of ten Homestake management personnel, including Messrs. Thompson, Elam, Kirk, Leathley and Lindqvist, have severance agreements with Homestake under which they are entitled to receive benefits in the event of a change of control followed by certain events. The Combination is a change of control for purposes of these severance agreements. Under the severance agreements, entitlement to benefits arises if, within three years following the consummation of the Combination, such person's employment is terminated or such person elects to terminate his employment following (i) a reduction in salary or certain benefits, (ii) a change in location of employment, (iii) a change in position, duties, responsibilities or status inconsistent with such person's prior position, or (iv) a reduction in responsibilities, title or office as in effect just before the consummation of the Combination. Benefits consist of (i) a lump sum payment equal to two times such person's highest annual salary and bonus (including deferred compensation) during the three years prior to termination, (ii) continuation of participation in insurance and certain other fringe benefits for two years, (iii) continued vesting of stock options, and (iv) relocation assistance. Such benefits are in lieu of severance benefits otherwise payable under Homestake's general severance policy.

     The same ten management personnel are also participants in Homestake's Executive Supplemental Retirement Plan (the "Homestake ESRP"). The Homestake ESRP provides that participating employees accrue retirement benefits at the rate of 4 1/3% times years of service up to a maximum of 15 years. Service credit is then multiplied by average monthly compensation during the 36 consecutive months of highest compensation (salary and bonus) to determine a monthly retirement benefit. Benefits are payable on retirement at age 62 after 10 continuous years of service, with provision for early retirement between ages 55 and 62. Within two years following the Combination, if any participant's employment is terminated by Homestake or by the participant for any reason, such participant will fully vest in the maximum benefits payable under the Homestake ESRP to the extent such participant is not already fully vested, and will be entitled to commence receiving such benefits at age 55. Benefits payable under the Homestake ESRP are reduced to the extent of retirement benefits otherwise payable under any other Homestake retirement plan (except the Homestake Mining Company Savings Plan).

     Homestake has a deferred compensation plan under which 23 eligible employees and the directors are entitled to defer receipt of compensation. Deferred compensation earns interest at rates determined under the plan, with a higher rate equal to 120% of the regular rate (the "Preferred Rate") for persons who have been participants for more than five years. Under the deferred compensation plan, following the Combination, all deferred compensation will earn interest at the Preferred Rate.

             OTHER REPRESENTATIVES OF HOMESTAKE WHO MAY COMMUNICATE
                    WITH HOMESTAKE AND SANTA FE SHAREHOLDERS

               NAME AND BUSINESS ADDRESS                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
--------------------------------------------------------    ------------------------------------------
Robert A. Pilkington....................................             Managing Director
  Dillon, Read & Co. Inc.
  535 Madison Avenue
  New York, NY 10022

     Homestake has retained Dillon, Read & Co. Inc. ("Dillon Read") to act as its financial advisor in connection with the Combination and related matters. Pursuant to an engagement letter dated as of November 21, 1996, between Homestake and Dillon Read, Homestake has agreed to pay Dillon Read a fee of 0.33% of the equity consideration in the Combination, subject to a maximum fee of $6,500,000, for services provided in connection with the Combination. Of this amount, $2,250,000 was paid upon the announcement by Homestake of the execution of the Agreement; the payment of the balance is contingent upon the consummation of the merger. Homestake has also agreed to reimburse Dillon Read for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws.